Recruiter.com Group, Inc.
500 Seventh Avenue
New York, New York 10018

telephone (855) 931-1500

May 1, 2023

Via Edgar

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549
Attn:
Aliya Ishmukhamedova

Re:
Recruiter.com Group, Inc.
Registration Statement on Form S-3
Filed March 16, 2023, as amended on April 20, 2023
File No. 333-270611

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Recruiter.com Group, Inc. (the “Company”) hereby requests acceleration of the effective date of its Registration Statement on Form S-3 (File No. 333-270611), as amended, to May 3, 2023, at 4:00 p.m. Eastern Time or as soon thereafter as practicable.

If you have any questions, please contact Jeremy D. Siegfried, Porter Wright Morris & Arthur LLP, 41 S. High Street, Columbus, Ohio 43215, telephone (614) 227-2181, and fax (614) 227-2100.

Sincerely,

Recruiter.com Group, Inc.

/s/ Evan Sohn
Evan Sohn
Chief Executive Officer